EAI SELECT MANAGERS EQUITY FUND
STATEMENT OF ASSETS AND LIABILITIES AT NOVEMBER 20, 1995


ASSETS:
  Cash                                                                            $   100,000
  Deferred organizational costs (Note 1)                                              211,500
  Total Assets                                                                        311,500
LIABILITIES:
  Organizational costs payable (Note 1)                                               211,500
                                                                                  $   100,000
Net Assets
Net Asset Value Per Share (10,000 shares of beneficial interest outstanding,      $     10.00
unlimited authorized shares of beneficial interest with no par value)


       NOTE 1 - EAI Select Managers Equity Fund (the "Fund") was organized as a Massachusetts business trust on September 27, 1995. To date, the Fund has had no transactions other than those relating to organizational matters and the sale of 10,000 shares of beneficial interest for $100,000 to Evaluation Associates Capital Markets, Incorporated (the "Investment Manager"). The Fund is in the process of registering under the Investment Company Act of 1940, as amended (the "Act"), as a diversified, open-end management investment company. Organizational costs of the Fund approximating $211,500 will initially be paid by the Investment Manager. These costs will be deferred and amortized by the Fund on the straight-line method over a period of five years from the date of commencement of the Fund's operations. In the event that, at any time during the five year period beginning with the date of the commencement of operations, the initial shares acquired by the Investment Manager prior to such date are redeemed by any holder thereof, the redemption proceeds payable in respect of such shares will be reduced by the pro rata share (based on the proportionate share of the initial shares redeemed to the total number of original shares outstanding at the time of redemption) of the then unamortized deferred organizational costs as of the date of such redemption. In the event that the Fund liquidates before the deferred organizational costs are fully amortized, the Investment Manager shall bear such unamortized deferred organizational costs.

       NOTE 2 - The Fund will enter into an investment management agreement with the Investment Manager. Certain officers and/or trustees of the Fund are officers and/or directors of the Investment Manager. The Fund will retain the Investment Manager to supervise the investment of the Fund's assets. Under the terms of the Investment Management Agreement, the Investment Manager will maintain certain of the Fund's books and records and furnish, at its own expense, such office space, facilities, equipment, supplies, clerical help and bookkeeping as the Fund may reasonably require in the conduct of its business. In addition, the Investment Manager will pay the salaries of all personnel, including officers of the Fund, who are employees of the Investment Manager. The Investment Manager will also bear the cost of the Fund's telephone service, heat, light, power and other utilities.

       As full compensation for the services and facilities furnished to the Fund and expenses of the Fund assumed by the Investment Manager, the Fund will pay the Investment Manager quarterly compensation calculated daily by applying the annual rate of .92% to the Fund's average daily net assets.

       Shares of the Fund will be distributed by EAI Securities Inc. (the "Distributor"), an affiliate of the Investment Manager. The Distributor will bear all costs associated with the distribution of the shares, including all advertising and promotion expenses.

                                 Report of Independent Accountants



To the Shareholder and Trustees of
EAI Select Managers Equity Fund

In our opinion, the accompanying statement of assets and liabilities presents fairly, in all material respects, the financial position of EAI Select Managers Equity Fund (the "Fund") at November 20, 1995, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Fund's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
November 21, 1995